EXHIBIT 23.3

                   CONSENT OF LEE KEELING AND ASSOCIATES, INC.
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As independent oil and gas consultants,  Lee Keeling and Associates, Inc. hereby consents to the incorporation by reference in the Chesapeake Energy Corporation Registration Statement on Form S-8 to be filed on or about August 17, 2004, of information from our reserve report with respect to the oil and gas reserves of Chesapeake Energy Corporation dated February 16, 2004 and entitled "Appraisal Oil and Gas Properties Interests Owned by Chesapeake Energy Corporation Selected Properties Constant Prices and Expenses Effective Date January 1, 2004."


                                        Lee Keeling and Associates, Inc.
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                                        By: /S/ LEE KEELING AND ASSOCIATES, INC.




Tulsa, Oklahoma
August 17, 2004